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                                                                   Exhibit 10.1

                             ABINGTON BANCORP, INC.
                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of the 29th day of December 2006, between Abington Bancorp, Inc. (the "Corporation"), a Pennsylvania corporation, and Robert W. White (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Corporation;

     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of Abington Savings Bank, a Pennsylvania chartered stock-form savings bank doing business as Abington Bank (the "Bank"), pursuant to an employment agreement entered into as of January 21, 2004, which is being amended and restated as of the date hereof;

     WHEREAS, the Bank is currently a wholly owned subsidiary of Abington Community Bancorp, Inc., a Pennsylvania chartered stock-form mid-tier holding company ("Abington Community"), and Abington Community is currently a majority owned subsidiary of Abington Mutual Holding Company, a Pennsylvania chartered mutual holding company ("Abington Mutual");

     WHEREAS, the Bank, Abington Community and Abington Mutual have entered into a Plan of Conversion and Reorganization as of November 29, 2006 (the "Plan of Conversion"), pursuant to which Abington Mutual will, subject to receipt of all necessary shareholder, depositor and regulatory approvals, convert to stock form and the parties will be reorganized so that the Bank becomes a wholly owned subsidiary of the Corporation (the "Conversion and Reorganization");

     WHEREAS, the Corporation and the Bank are referred to together herein as the "Employers";

     WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Bank and his reputation and contacts in the industry are extremely valuable to the Employers;

     WHEREAS, the Corporation desires to assure itself of the continued availability of the Executive's services as provided in this Agreement following the Conversion and Reorganization; and

     WHEREAS, the Executive is willing to serve the Corporation on the terms and conditions hereinafter set forth;

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     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Corporation and the Executive hereby agree as follows:

     1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) BASE SALARY. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

     (b) CAUSE. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Employers.

     (c) CHANGE IN CONTROL. "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided that neither the Conversion and Reorganization nor any of the other transactions contemplated by the Plan of Conversion shall constitute a Change in Control.

     (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

     (f) DISABILITY. "Disability" shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

     (g) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within 12 months following the occurrence of any of the following events:


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          (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of President and Chief Executive Officer of the Employers (other than a termination of employment for Cause) or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities as President and Chief Executive Officer of the Employers;

          (ii) Without the Executive's express written consent, a reduction by either of the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

          (iii) The principal executive office of either of the Employers is relocated by more than twenty (20) miles from its current location or, without the Executive's express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers' principal executive office is located, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations; or

          (iv) The failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10 hereof.

     (i) IRS. IRS shall mean the Internal Revenue Service.

     (j) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated,
(iii) specifies a Date of Termination, which shall be not less than fifteen (15) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation's termination of the Executive's employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

     (k) RETIREMENT. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

     2.  TITLES; TERM OF EMPLOYMENT.

     (a) The Corporation hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall perform such executive services for the Corporation as may be


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consistent with his titles and from time to time assigned to him by the
Corporation's Board of Directors. The Executive shall also keep himself up to date with and familiar with developments in the thrift industry and attend substantially all of the regular monthly meetings of the Board of Directors and periodic meetings of the various committees of the Board, as requested. He shall work at the main office of the Corporation, as that shall be designated from time to time.

     (b) The term of employment under this Agreement shall be for three years beginning on the date of this Agreement and ending on the third anniversary of the date of this Agreement, plus such extensions, if any, as are provided below (the "Employment Period"). Except as provided in Section 2(c), beginning on the date of this Agreement, on each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Corporation, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. Upon termination of the Executive's employment with the Corporation for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease. Prior to December 31, 2007 and each December 31 thereafter, the Board of Directors of the Corporation shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) the daily extensions of the term of this Agreement, and the Board of Directors shall determine whether to permit such daily extensions to continue.

     (c) Nothing in this Agreement shall be deemed to prohibit the Corporation at any time from terminating the Executive's employment during the Employment Period with or without notice for any reason, provided that the relative rights and obligations of the Corporation and the Executive in the event of any such termination shall be determined under this Agreement.

     3.  COMPENSATION AND BENEFITS.

     (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $285,000 per year, which shall be increased to $295,000 per year effective January 1, 2007 ("Base Salary"). The Base Salary may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers. The salary under this Section 3(a) shall be payable to the Executive not less frequently than monthly or other than in conformity with the Employers' policy in relation to salaried executive employees.

     (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and


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responsibilities, as fixed by the Boards of Directors of the Employers. The
Corporation shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

     (d) The Executive's compensation, benefits and expenses payable under this Agreement (including but not limited to Sections 3, 4 and 5 hereof) shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

     4. EXPENSES. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

     5.  TERMINATION.

     (a) GENERAL. The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION. In the event that (i) the Executive's employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

     (c) DISABILITY BENEFITS. In the event the Executive's employment is terminated during the Employment Period as a result of Disability, then the Executive shall be entitled to receive annual disability benefits which are at least equal to 60% of his annual Base Salary as in


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effect immediately prior to his termination of employment. If the disability benefits payable to the Executive pursuant to short-term and long-term disability policies of the Employers, together with other insurance, retirement and medical benefits provided by the Employers and any Social Security disability benefits provided to the Executive, do not equal at least 60% of the Executive's Base Salary, then the Employers shall pay to the Executive a supplemental disability benefit each year equal to (i) 60% of the Executive's Base Salary, minus (ii) the sum of (A) the disability benefits payable to the Executive pursuant to disability policies of the Employers, (B) the other insurance, retirement and medical benefits provided by the Employers to the Executive, and (c) any Social Security disability benefits provided to the Executive. The supplemental disability benefits shall be paid to the Executive in as equal as possible monthly installments on the first business day of each month, subject to adjustment each month as the amounts in clause (ii) above change, and shall be paid until the Executive reaches his seventieth (70th) birthday.

     (d) DEATH BENEFITS. In the event that the Executive dies during the Employment Period, then the Employers shall pay to his spouse (or to his estate if his spouse is no longer living or if he is no longer married) a lump sum cash payment equal to the present value of the Base Salary that would have been paid to the Executive for the thirty-six (36) months following the date of his death, based on the Base Salary in effect at the time of death. The present value shall be calculated using a discount rate equal to the applicable federal rate compounded monthly (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service for the month in which the date of death occurs.

     (e) RETIREMENT BENEFITS. In the event the Executive's employment is terminated during the Employment Period due to Retirement, then the Executive shall be entitled to benefits under any pension or other retirement plans of the Employers covering the Executive in lieu of any payments or other benefits under this Agreement subsequent to the date of Retirement.

     (f) INVOLUNTARY OR GOOD REASON TERMINATION PRIOR TO A CHANGE IN CONTROL. In the event that (i) the Executive's employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Corporation, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, in each case prior to a Change in Control, then the Corporation shall:

     (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to the product of (i) the sum of the Base Salary per year then in effect and the highest cash bonus paid in the prior three calendar years, in each case the portion thereof paid by the Corporation, multiplied by
(ii) three (3),

     (B) maintain and provide for a period ending at the earlier of (i) the expiration of the Employment Period or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive's continued participation in all group insurance, life insurance, health


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and accident, disability and other employee benefit plans, programs and arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), subject to subparagraph (C) below and Section 5(h), and

     (C) in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(f) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (g) INVOLUNTARY OR GOOD REASON TERMINATION CONCURRENTLY WITH OR SUBSEQUENT TO A CHANGE IN CONTROL. In the event that (i) the Executive's employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Corporation, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, in each case either concurrently with or subsequent to a Change in Control, then the Corporation shall:

     (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to 2.99 times that portion of the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code paid by the Corporation,

     (B) maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), subject to subparagraph (C) below and Section 5(h), and

     (C) in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(h) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (h) COMPLIANCE WITH SECTION 409A OF THE CODE. Notwithstanding any other provisions contained in this Agreement, if the provision of any of the benefits covered by this Section 5 would trigger the 20% tax and interest penalties under
Section 409A of the Code either


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due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the "limited period of time" set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (the "Excluded Benefits"), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.

     6.  PAYMENT OF ADDITIONAL BENEFITS UNDER CERTAIN CIRCUMSTANCES.

     (a) If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 5 of the Agreement between the Bank and the Executive dated as of the date hereof ("Bank Agreement"), before giving effect to any reduction in such amounts pursuant to Section 6 of the Bank Agreement), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment," which includes the amounts paid pursuant to clause (i) below), then the Corporation shall pay to the Executive, in a lump sum within five business days after the Date of Termination, a cash amount equal to the sum of the following:

     (i) the amount by which the payments and benefits that would have otherwise been paid by the Bank to the Executive pursuant to Section 5 of the Bank Agreement are reduced by the provisions of Section 6 of the Bank Agreement;

     (ii) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess Parachute Payment"; and

     (iii) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (ii) above and on any payments under this clause (iii). In computing such tax allowance, the payment to be made under clause (ii) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

           GUP = Tax Rate
                 ----------
                 1-Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the


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payment under clause (ii) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

     (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in
Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Corporation's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

     (c) In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute. The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

     7.  MITIGATION; EXCLUSIVITY OF BENEFITS.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(f) and (g) above.


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     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     8. WITHHOLDING. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. STANDARDS AND NON-COMPETITION. The Executive shall perform the Executive's duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board of Directors of the Corporation. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the thrift industry. The Executive agrees that during the term of his employment hereunder, except with the express consent of the Employers, he will not, directly or indirectly, engage or participate in, become a trustee or director of, or render advisory or other services for any other firm, corporation, business entity or business enterprise that accepts deposits from the public or makes loans to the public (a "Competing Business"), provided, however, that the Executive shall not be precluded or prohibited from owning passive investments in any Competing Business so long as such ownership does not require him to devote time to or participate in the management of the business in which he has invested. If the Executive's employment is terminated by the Executive without Good Reason or by the Employers for Cause, then the Executive shall not become an officer, employee, director, trustee or partner of or render services to any Competing Business (except for passive investments of less than 5% of the Competing Business) which accept deposits and/or makes loans to the public within the marketing area of the Employers as it exists at the time of the Executive's termination for a period of two (2) years following such termination of employment; and if the Executive is employed by a Competing Business which opens an office and/or extends its operations into the prohibited marketing area of the Employers within two (2) years following the Executive's termination of employment with the Employer, he must terminate his employment with the Competing Business until the two (2) year period has expired. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, the Executive shall have no employment contract or other written or oral agreement concerning employment as an officer or employee with any entity or person other than the Employers. Nothing contained in this Agreement shall in any way restrict the right of the Executive to serve as a director, officer, trustee or in any similar capacity with respect to any not-for-profit organization, any fraternal organization or any church or religious organization, or as a trustee or fiduciary with respect to any trust, will or estate. The Employers' marketing area is each county in which the Bank actively solicits deposits and mortgage loans. This Section 9 shall not be applicable if the Executive's employment is terminated following a Change in Control for any reason other than for Cause.

     10. ASSIGNABILITY. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other


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entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Corporation: Secretary
                         Abington Bancorp, Inc.
                         180 Old York Road
                         Jenkintown, Pennsylvania 19046

     To the Bank:        Secretary
                         Abington Savings Bank
                         180 Old York Road
                         Jenkintown, Pennsylvania 19046

     To the Executive:   Robert W. White
                         At the address last appearing on
                         the personnel records of the Employers

     12. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

     13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

     14. INVALIDITY; ENFORCEABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect for the American Arbitration Association, Philadelphia, Pennsylvania, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     16. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     17. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. CHANGES IN STATUTES OR REGULATIONS. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

     19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)) and 12 C.F.R. Part 359.

     21. PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

     22. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Bank and the Executive.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:                                 ABINGTON BANCORP, INC.


/s/ Frank Kovalcheck                    By:     /s/ Robert Pannepacker Sr.
-----------------------------------            ---------------------------------
                                        Name:  Robert Pannepacker Sr.
                                               ---------------------------------
                                        Title:  Chairman, Compensation Committee
                                               ---------------------------------


                                        EXECUTIVE


                                        By: /s/ Robert W. White
                                            ------------------------------------
                                            Robert W. White


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